                                                                    EXHIBIT 11.0

                           PACIFIC SCIENTIFIC COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          DECEMBER 27,    DECEMBER 29,    DECEMBER 30,
                                                              1996            1995            1994
                                                          ------------    ------------    ------------
PRIMARY EARNINGS PER SHARE
------------------------------
Weighted average common and common-equivalent shares:
  Weighted average common shares outstanding............      12,157          11,992          11,851
  Assumed exercise of common stock equivalent(1)........         300             522             364
  Assumed conversion of subordinated notes..............          --              --              --
                                                            --------        --------        --------
  Weighted average common and common equivalent
     shares.............................................      12,457          12,514          12,215
                                                            ========        ========        ========
Net income..............................................    $    169        $ 12,750        $ 10,261
Interest related to convertible subordinated notes, net
  of tax................................................          --              --              --
                                                            --------        --------        --------
Earnings available for common stock.....................    $    169        $ 12,750        $ 10,261
                                                            ========        ========        ========
PRIMARY EARNINGS PER SHARE..............................    $   0.01        $   1.02        $   0.84
                                                            ========        ========        ========

FULLY DILUTED EARNINGS PER SHARE
------------------------------------
Weighted average common and common-equivalent shares:
  Weighted average common shares outstanding............      12,157          11,992          11,851
  Assumed exercise of common stock equivalents(1).......         266             600             568
  Assumed conversion of subordinated notes..............          --             909              --
                                                            --------        --------        --------
  Weighted average common and common equivalent
     shares.............................................      12,423          13,501          12,419
                                                            ========        ========        ========
Net income..............................................    $    169        $ 12,750        $ 10,261
Interest related to convertible subordinated notes, net
  of tax................................................          --             868              --
                                                            --------        --------        --------
Earnings available for common stock.....................    $    169        $ 13,618        $ 10,261
                                                            ========        ========        ========
FULLY DILUTED EARNINGS PER SHARE........................         N/A(2)     $   1.01        $   0.83
                                                            ========        ========        ========

---------------
(1) Computed based on the treasury stock method.

(2) In 1996, the computation of fully dilutive earnings per share was antidilutive.

                                       39